Exhibit 10.26

AGREEMENT OF SALE

This Agreement of Sale (this “Agreement”) is made as of this 5th day of September, 2014 (the “Effective Date”), by and between IPT O’HARE DC LLC, a Delaware limited liability company (“Purchaser”), and IAC 1000 COUNTY LINE L.L.C., a Delaware limited liability company (“Seller”).

W I T N E S S E T H:

WHEREAS, Seller is the owner of the fee simple interest in certain real estate located in the City of Elmhurst, County of Du Page, State of Illinois, which is more particularly described on Exhibit A attached to this Agreement (the “Land”), and the building erected on the Land, as well as all of Seller’s interest in the fixtures located therein and thereon (together with all other buildings, improvements and structures, including, without limitation, parking facilities, located thereon, and appurtenances thereto, collectively, the “Improvements”); and

WHEREAS, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, the Property (as hereinafter defined) upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements of each party contained herein, the parties hereto hereby mutually do covenant and agree as follows:

ARTICLE 1

PROPERTY

The Land and the Improvements, together with all of the following, are referred to herein, collectively, as the “Property”:

1.1 All easements, permits, licenses and rights (whether or not of record), tenements, hereditaments, privileges, and appurtenances belonging or appertaining to the Land and the Improvements, and strips and rights-of-way (including public and private vehicular and pedestrian rights-of-way), if any, abutting, adjacent, contiguous to or adjoining the Land.

1.2 All systems attached to or incorporated into the Land and the Improvements and used or useful in connection with the operation of thereof, including, without limitation, all heating, ventilating, incinerating, lighting, plumbing, electrical and air-conditioning systems, and all hot water heaters, furnaces, heating controls, motors and boiler pressure systems (collectively, the “Systems”).

1.3 All interest of Seller as the landlord under that certain Industrial Lease dated October 21, 2011, between Seller, as landlord, and Navistar, Inc., a Delaware corporation (“Navistar”), as tenant, as amended by that certain First Amendment to Lease dated as of April 10, 2012, between Seller and Navistar (collectively, the “Navistar Lease”), together with, and subject to the provisions of Article 10, all rents and other sums due, accrued or to become due thereunder, after the Closing (as hereinafter defined).

1.4 All assignable licenses, permits, certificates of occupancy and franchises issued by any federal, state, county or municipal authority relating to the use, maintenance or operation of the Property, running to, or in favor of, Seller and/or the Property (collectively, the “Licenses and Permits”).

1.5 All assignable unexpired warranties, guarantees and sureties received as to the construction and/or improvement of the Land, the Improvements and/or the Systems (collectively, the “Guarantees”).

1.6 All tangible personal property currently used in the operation, repair and maintenance of all or any portion of the Land and/or the Improvements (excluding, however, any tangible personal property which is owned by Navistar) (collectively, the “Personal Property”).

1.7 The general ledger and chart of accounts regarding the Land and the Improvements and all manuals, if any, existing and in the possession or reasonable control of Seller relating to the ownership, use, operation, construction, repair or maintenance of, or otherwise to, the Systems (collectively, the “Records”).

ARTICLE 2

PURCHASE AND SALE; PURCHASE PRICE; EARNEST MONEY

2.1 Subject to the terms and conditions contained herein, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Property. The total purchase price (the “Purchase Price”) for the Property, subject to the provisions contained in this Agreement, shall be an amount equal to Twenty-seven Million One Hundred Twenty-five Thousand and No/100 Dollars ($27,125,000.00), which Purchase Price, plus or minus prorations, as hereinafter provided, shall be payable in immediately available funds by wire transfer at the Closing.

2.2 Purchaser, within two (2) business days after the Effective Date, shall deposit with the Title Company (as hereinafter defined), as escrow agent, the amount of Five Hundred Thousand and No/100 Dollars ($500,000.00), which amount, together with all interest earned thereon, shall be referred to, collectively, as the “Earnest Money.” The Earnest Money shall be in the form of a wire transfer of immediately available United States of America funds. If Purchaser shall not have so deposited the Earnest Money on a timely basis, as herein required, Seller may terminate this Agreement by written notice thereof to Purchaser, whereupon no party shall have any further obligations to the other hereunder, except as otherwise herein provided. The Earnest Money shall be released to Seller or Purchaser or applied against the Purchase Price as herein provided. The Earnest Money shall be held and disbursed by the Title Company, pursuant to an earnest money escrow agreement substantially in the form set forth on Exhibit C attached to this Agreement. At Purchaser’s sole election, the Earnest Money shall be invested in a federally issued or insured interest bearing instrument and any and all interest earned thereon shall be paid to the party to which the Earnest Money shall be paid, pursuant to the provisions of this Agreement. If the transactions contemplated hereby shall be consummated in accordance with the terms and conditions of this Agreement, the Earnest Money shall be applied to the Purchase Price at the Closing.

ARTICLE 3

REVIEW OF PROPERTY

3.1 On or prior to the Effective Date, Seller shall make available to Purchaser complete copies of any of the items that are listed on Exhibit F attached to this Agreement and in the possession or reasonable control of Seller (collectively, the “Due Diligence Materials”). Seller shall make available the foregoing items (a) at all times on the website of Broker (as hereinafter defined) (the “Due Diligence Website”) or (b) during normal business hours at the office of the Property and/or at the office of Seller located at 1849 Green Bay Road, 4th Floor, Highland Park, Illinois 60035. Purchaser shall give Seller written notice of one (1) business day prior to visiting the office of Seller to review any or all of such items.

Except as expressly set forth herein or in the documents delivered by Seller at Closing (the “Closing Documents”), Seller expressly disclaims any and all liability for representations or warranties, express or implied, in any of the Proprietary Information (as hereinafter defined). Subject to the representations, warranties and covenants of Seller expressly set forth herein or in the Closing Documents, Purchaser acknowledges and agrees that all Proprietary Information made available to Purchaser is being made available as a convenience and accommodation only and Purchaser expressly disclaims any intent to rely on any such materials and agrees that it shall rely solely on its own independently developed or verified information.

Purchaser agrees that all non-public documents and information regarding the Property of whatsoever nature made available to Purchaser or Purchaser’s Consultants (as hereinafter defined) by Seller and/or any of Seller’s Parties (as hereinafter defined), expressly including, but not limited to, the Due Diligence Materials, and all written reports and summaries of the Investigations (as hereinafter defined) performed on or at the Property, to the extent of any non-public information contained in such reports and/or summaries (collectively, the “Proprietary Information”), are proprietary and confidential. Purchaser further agrees that all such Proprietary Information will be used solely for the purpose of evaluating the possible acquisition of the Property by Purchaser and will not be used or duplicated by Purchaser or Purchaser’s Consultants for any other purpose. Purchaser shall keep all Proprietary Information strictly confidential; provided, however, that such Proprietary Information may be disclosed (i) to the extent the same can be demonstrated to be known to Purchaser, Purchaser’s Consultants or the Related Parties (hereinafter defined) prior to its disclosure hereunder; (ii) to the extent the same becomes available to Purchaser, Purchaser’s Consultants or the Related Parties on a non-confidential basis from sources other than Seller or any of Seller’s Parties; (iii) to the extent Purchaser, Purchaser’s Consultants or the Related Parties may be compelled to disclose the same by court order or applicable law; or (iv) to such persons or entities who, because of their involvement with the proposed transaction, need to know such information for the purpose of giving advice with respect to, or for consummating, the proposed transaction (collectively, the “Related Parties”); provided, further, however, that both Purchaser’s Consultants and the Related Parties shall be informed by Purchaser of the confidential nature of such information and shall be directed by Purchaser (and Purchaser shall cause Purchaser’s Consultants and such Related Parties) to keep all such information in the strictest confidence and to use such information only in connection with the proposed transaction and in accordance with the terms of this Agreement. In any event, Purchaser shall be responsible for Purchaser’s Consultants’ and the Related Parties’ compliance with the confidentiality provisions hereof. If, at any time, Purchaser elects not to proceed with the proposed transaction, then, upon request of Seller, Purchaser promptly shall destroy or deliver to Seller all Proprietary Information, provided any such Proprietary Information delivered to Seller shall be delivered on an “as-is,” without warranty or representation by Purchaser and without recourse to Purchaser. All obligations of Purchaser under this paragraph shall be referred to as the “Confidentiality Obligations.” Purchaser shall indemnify, protect, defend and hold harmless Seller and Seller’s Parties, from and against any and all Losses (as hereinafter defined) suffered or sustained as the result of Purchaser’s breach of the Confidentiality Obligations. The indemnity, protection, defense and hold harmless agreements in this paragraph shall survive the expiration or earlier termination of this Agreement for a period of one (1) year following the date of such expiration or earlier termination. For all purposes of this Agreement, the term “Losses” shall be deemed to mean any claim, cause of action, loss, damage, cost and expense, including, without limitation, reasonable attorneys’ fees and court costs (collectively, “Losses”). The terms of this paragraph shall in no event survive Closing.

3.2 Seller also shall provide Purchaser and its employees, agents, representatives, attorneys and consultants (“Purchaser’s Consultants”) access to the Property, at any reasonable time, during normal business hours, upon reasonable prior written notice, from and after the Effective Date and until the Closing Date or earlier termination of this Agreement, pursuant to the applicable terms and conditions hereof, to conduct such inspections, investigations, tests, studies, reports, analyses, appraisals, verifications and evaluations as to the Property, as Purchaser shall deem necessary in its commercially reasonable discretion, subject to the remaining provisions hereof (collectively, the “Investigations”); provided, however, that the Investigations shall be conducted in a manner that will not unreasonably interfere with Seller, Navistar and/or other occupants of all or any portion of the Property, from time to time (collectively, “Occupants”), and/or any of Seller’s Parties, and/or the operation of the business at the Property, of Seller, any Occupants and/or any of Seller’s Parties; and, further, provided, however, that the Investigations shall not consist of any intrusive Investigations, including, without limitation, probes and/or borings, without Seller’s prior written approval, which may be granted or denied in Seller’s sole and absolute discretion. Prior to the commencement of any Investigations as to the Property, Purchaser shall provide to Seller a work plan of the specific tasks to be performed on the Property, to the extent the preparation of a work plan would be reasonably customary, so that Seller will have the opportunity to approve the Investigations prior to the same taking place, and have the opportunity to have a representative present during the Investigations, such right being expressly reserved by Seller hereunder. Purchaser agrees to cooperate with any reasonable request by Seller in connection with the timing of any of the Investigations. If Purchaser and/or any of Purchaser’s Consultants shall desire to communicate with Navistar as part of the Investigations, Purchaser shall notify Seller in writing of such desire, so that Seller will have the opportunity to have a representative present during such communication prior to the same taking place, such right being expressly reserved by Seller. Purchaser will not deposit waste or debris at the Property.

Purchaser shall obtain or cause Purchaser’s Consultants to obtain, at Purchaser’s sole cost and expense, a policy of general commercial liability insurance, with limits of not less than Two Million and No/100 Dollars ($2,000,000.00) combined single limit per occurrence, for bodily injury and property damage liability, covering any and all liability of Purchaser with respect to or arising out of such Investigations, which policy of insurance shall name Seller and each of Seller’s Parties as an additional insured party, and shall be issued by an insurance company authorized to do insurance business in the State of Illinois and rated not less than A-VIII in Best’s Insurance Guide or a Standard and Poor’s claims paying ability rating of not less than AA. Prior to Purchaser’s or Purchaser’s Consultants’ first entry onto the Property for the purposes permitted under this Agreement, Purchaser shall provide Seller with reasonably acceptable evidence of such insurance coverage. Any damage caused to the Property due to any Investigations shall be repaired by Purchaser at its sole cost and expense, if Purchaser shall elect not to consummate the transactions contemplated hereby, pursuant to the provisions of this Agreement; provided, however, that Purchaser shall have no obligation to repair any damage to the extent caused by Seller’s negligence or misconduct, to remediate, contain, abate or control any hazardous materials not placed on the Property by Purchaser or Purchaser’s Consultants, or to repair or restore any latent condition discovered by Purchaser or Purchaser’s Consultants (as long as Purchaser or Purchaser’s Consultants take reasonable steps not to exacerbate such condition once discovered by Purchaser), or reimburse Seller for any of the foregoing. Also, Purchaser shall indemnify, protect, defend and hold harmless Seller, all of Seller’s lenders, who then have an interest in the Property (collectively, “Lenders”), and all of their respective partners, directors, officers, shareholders, constituent members or partners, managers, sub-managers, trustees, beneficiaries, agents, contractors, clients, invitees, employees, successors and assigns (collectively, with Seller, “Seller’s Parties”), from and against any and all Losses suffered due to any claim or cause of action that shall have arisen out of or resulted from any Investigations, but expressly excluding Losses arising out of latent defects, the displacement or disturbance of materials not placed on the Property by Purchaser or Purchaser’s Consultants, the discovery of pre-existing conditions, the negligence or misconduct of Seller, or any diminution in value in the

Property arising from, or related to, matters discovered by Purchaser or Purchaser’s Consultants during the investigation of the Property not caused by the negligence or misconduct of Purchaser or any of Purchaser’s Consultants. The indemnification, protection, defense and hold harmless agreements shall not be merged into this Agreement and shall survive the termination of this Agreement, if applicable.

3.3 Notwithstanding anything to the contrary herein contained, except in connection with the preparation of a so-called “Phase I” environmental report (a “Phase I”) as to the Property or as may be required by applicable law, Purchaser shall not contact any governmental official or representative regarding Hazardous Materials (as hereinafter defined) in, at, on, about and/or under, or the environmental condition of, the Property, without Seller’s prior written consent, which may be granted or denied in Seller’s sole and absolute discretion. Also, if such consent of Seller shall have been obtained by Purchaser, Seller shall be entitled to receive at least two (2) days’ prior written notice of any such intended contact with any such governmental official or representative and to have a representative of Seller present during any such contact. As used herein, the term “Hazardous Materials” shall mean any substance, chemical, waste or material that is or shall become classified as hazardous or toxic under any applicable law and/or regulated by any federal, state or local governmental authority, because of its toxicity, infectiousness, radioactivity, explosiveness, ignitability, corrosiveness or reactivity, including, without limitation, asbestos or any substance containing asbestos, the group of compounds known as polychlorinated biphenyls, flammable explosives, oil, petroleum and/or any refined petroleum product.

3.4 Except as otherwise herein provided, any reports, repairs and/or alterations with respect to the Property required by Purchaser, including, without limitation, the cost and expense thereof, shall be the sole responsibility of Purchaser, and, except as expressly provided herein, Purchaser hereby agrees that there shall be no obligation on the part of Seller to make any reports, changes, alterations or repairs, cure any violations of applicable law or comply with the requirements of any insurer, with respect to the Property.

ARTICLE 4

TITLE AND SURVEY

4.1 Purchaser, at Purchaser’s sole cost and expense, has obtained a commitment (the “Commitment”), from First American Title Insurance Company, National Commercial Services, 30 N. LaSalle Street, Suite 2700, Chicago, Illinois 60602; Attention: John E. Beckstedt Jr. (the “Title Company”), to issue to Purchaser at the Closing, with respect to the Property, an ALTA owner’s title insurance policy in the amount of the Purchase Price naming Purchaser as the proposed insured thereunder (such policy, subject only to the Permitted Exceptions (hereinafter defined), the “Title Policy”), which Commitment obligates the Title Company to insure fee simple title to the Land and Improvements.

4.2 If the Commitment or Updated Survey (hereinafter defined) is updated on or after the Effective Date, Purchaser shall have the right to deliver to Seller notice (an “Objection Notice”) regarding any objections Purchaser may have to any additional matter disclosed in such update (each, a “New Objection Matter”). If Seller, within two (2) business days following delivery of an Objection Notice with respect to any New Objection Matters (the “New Objection Response Deadline”), shall fail to deliver a Seller Response Notice with respect thereto or shall deliver a Seller Response Notice electing to not cure and remove any New Objection Matters disclosed therein, Purchaser shall have the option, exercisable within five (5) days after the New Objection Response Deadline, by written notice thereof to Seller, to (a) accept the status of title to the Property, subject to such New Objection Matters that Seller has elected, or is deemed to have elected, to not cure and remove, and proceed with this Agreement or (b) give written notice to Seller of Purchaser’s election to terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and no party shall have any further obligation to the other hereunder, except as otherwise herein provided; provided, however, that, if any New Objection Matter shall have been caused by a breach of a covenant of Seller under this Agreement, Purchaser also shall be entitled to any other remedies to which Purchaser would be entitled under Section 8.1 of this Agreement. The matters disclosed in the Commitment, other than (i) those matters to which Purchaser has delivered an Objection Notice which are not subsequently cured or waived, (ii) any delinquent taxes or assessments, and (iii) any standard printed exceptions, shall be the “Permitted Exceptions” hereunder. Notwithstanding anything to the contrary contained herein, no liens, judgments or other similar matters (collectively, “Liens”) affecting the Land and/or the Improvements (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing) shall be Permitted Exceptions (whether or not Purchaser expressly objects to such Liens) and, at or prior to Closing, Seller shall discharge and remove all of the following types of Liens (collectively, “Seller Liens”): (A) the liens of any mortgage, trust deed or deed of trust evidencing an indebtedness owed by Seller or any affiliate of Seller; (B) tax liens for delinquent taxes or assessments; (C) broker’s liens pursuant to a written agreement between the broker and Seller or any affiliate of Seller; and (D) any judgment liens against Seller or any affiliate Seller. Furthermore, at or prior to Closing, Seller shall procure title insurance over or bond over any Liens (other than installments of real and personal property taxes and liens for special improvements not delinquent as of the Closing) that are not Seller Liens (“Other Liens”); provided, however, notwithstanding any such insurance or bonding over, Purchaser shall in no event be required to accept title to the Property subject to any Other Liens and, in the event all Other Liens are not discharged and removed of record at or prior to Closing, Purchaser may, by written notice given to Seller prior to the Closing Date, (aa) accept the status of title to the Property, subject to such Other Liens as insured or bonded over and proceed with this Agreement or (bb) give written notice to Seller of Purchaser’s election to terminate this Agreement, whereupon the Earnest Money shall be returned to Purchaser and neither party shall have any further obligation to the other hereunder, except as otherwise herein provided; provided, however, that, if any Other Liens shall have been caused by a breach of a covenant of Seller under this Agreement, Purchaser also shall be entitled to any other remedies to which Purchaser would be entitled under Section 8.1 of this Agreement.

4.3 Purchaser, at its sole cost and expense, shall have the right, at its option, to cause the preparation of (a) an update to the existing survey that shall have been delivered or made available to Purchaser in accordance with the provisions hereof or (b) a new survey, with respect to the Land and the Improvements that comprise each Property, prepared by a surveyor licensed in the state in which such Land is situated (collectively, the “Updated Survey”).

ARTICLE 5

CONDITIONS PRECEDENT TO CLOSING

5.1 In addition to the satisfaction by Seller of the remaining obligations of Seller provided in this Agreement, Purchaser’s obligation to consummate this Agreement is subject to satisfaction of all of the following conditions:

(a)	On the Closing Date, Seller shall not be in default in the performance of any covenant or agreement to be performed by Seller under this Agreement.

(b)	All representations and warranties made by Seller in this Agreement shall be materially true and correct as of the Effective Date and as of the Closing Date.

(c)	On the Closing Date, there shall exist no pending action, suit or proceeding with respect to Seller or the Property, before any court or administrative agency, which (i) adversely affect the Property in any material respect or (ii) shall seek to restrain or prohibit, in whole or part, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby, other than any of the foregoing that shall exist between Purchaser and Seller with respect to this Agreement and/or the transactions contemplated by this Agreement.

(d)	On or prior to the Closing Date, Seller shall have delivered to Purchaser the estoppel letter required by the Navistar Lease in the form set forth on Exhibit D attached to this Agreement, which estoppel letter (i) shall have been executed by Navistar, (ii) shall be dated no earlier than thirty (30) days prior to the Closing Date and (iii) shall show no materially adverse matters or any matters inconsistent with the terms of the Navistar Lease in any materially adverse respect.

(e)	As of the Closing Date, Navistar shall not have (i) terminated, or given written notice of its intent to terminate, the Navistar Lease, pursuant to the terms thereof, or otherwise, or (ii) vacated, abandoned, ceased operations or filed for voluntary bankruptcy or be subject to an involuntary bankruptcy proceeding.

(f)	The Title Company shall issue (or shall be prepared and irrevocably and unconditionally committed to issue) the Title Policy, including, without limitation, a utility facilities endorsement acceptable to Purchaser.

(g)	On or prior to the Closing Date, Seller shall have delivered to Purchaser the Additional Estoppels (hereinafter defined), if any.

(h)	The Updated Survey shall confirm to Purchaser’s satisfaction that (i) that portion of the Land identified as “Parcel 3” on Exhibit A attached hereto (“Parcel 3”) is contiguous with that portion of the Land identified as “Parcel 2” on Exhibit A attached hereto (“Parcel 2”), (ii) that portion of the Land identified as “Parcel 4” on Exhibit A attached hereto (“Parcel 4”) is contiguous with Parcel 3 and (iii) all utilities (including, without limitation, electric, gas, water and sewer) serving the Improvements are connected to public utility facilities through either or both of Parcel 3 and Parcel 4.

If any condition specified in Paragraph 5.1(d), (f) or (g) is not satisfied on or before the Closing Date, either Purchaser or Seller may extend the Closing Date for a sufficient time (but not to exceed fifteen (15) days) within which to cure or satisfy such condition and if Seller elects to extend the Closing Date, Seller promptly shall commence prosecution of such cure or satisfaction and if any condition specified in any other provisions of this Paragraph 5.1 is not satisfied on or before the Closing Date, Purchaser may, at its option, and in its sole and absolute discretion, (a) extend the Closing Date to allow Seller a sufficient time (but not to exceed fifteen (15) days) within which to cure or satisfy such condition, (b) waive any such condition either at the time originally established for Closing or at any time on or before the 15th day thereafter and proceed to Closing without adjustment or abatement of the Purchase Price, or (c) terminate this Agreement by written notice thereof to Seller, whereupon the Earnest Money shall be returned to Purchaser and no party shall have any further obligation to the other hereunder, except as otherwise herein provided. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach by Seller hereunder, Purchaser also shall be entitled to any other remedies to which Purchaser would be entitled under Section 8.1 of this Agreement.

5.2 In addition to the satisfaction by Purchaser of the remaining obligations of Purchaser provided in this Agreement, Seller’s obligation to consummate this Agreement is subject to satisfaction of all of the following conditions:

(a)	On the Closing Date, Purchaser shall not be in default in the performance of any covenant or agreement to be performed by Purchaser under this Agreement.

(b)	All representations and warranties made by Purchaser in this Agreement shall be materially true and correct as of the Effective Date and as of the Closing Date.

(c)	On the Closing Date, there shall exist no pending action, suit or proceeding with respect to Purchaser, before any court or administrative agency, which shall seek to restrain or prohibit, in whole or part, or to obtain damages or a discovery order with respect to, this Agreement or the consummation of the transactions contemplated hereby, other than any of the foregoing that shall exist between Purchaser and Seller with respect to this Agreement and/or the transactions contemplated by this Agreement.

If any condition specified in Paragraph 5.2 is not satisfied on or before the Closing Date, Seller may, at its option, and in its sole and absolute discretion, (a) waive any such condition and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Seller, whereupon the Earnest Money shall be returned to Purchaser and no party shall have any further obligation to the other hereunder, except as otherwise herein provided. Notwithstanding the foregoing, if the failure of the condition is due to a breach by Purchaser hereunder, Seller may pursue any of the remedies that may be available to Seller under Article 8 hereof with respect to such breach.

ARTICLE 6

CLOSING

6.1 Provided that all conditions precedent set forth in this Agreement first shall have been satisfied (or waived pursuant to the terms hereof), the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Chicago, Illinois office of the Title Company on September 17, 2014 (the “Closing Date”). Purchaser and Seller and their respective employees, agents, attorneys and consultants shall cooperate with each other to facilitate the consummation of the transactions contemplated hereby on or before the Closing Date, whereupon Purchaser agrees to pay the cash portion of the Purchase Price, by timely delivering the same to the Title Company no later than 12:00 p.m., Central Time, on the Closing Date.

6.2 The Closing, as well as the disbursement of funds in connection with the transactions contemplated hereby, shall take place simultaneously through the Title Company by means of a so-called “New York style closing”. For purposes of this Agreement, a “New York style closing” shall be a closing with the concurrent delivery of the documents of title, transfer of interests, delivery of the Title Policy and payment of the Purchase Price.

6.3 From and after the Effective Date, Seller shall use all good faith and commercially reasonable efforts to promptly (and in all events prior to the originally scheduled Closing Date) satisfy the collateral substitution requirements of its lender outlined in the loan documents evidencing and/or securing the mortgage loan that presently encumbers the Property (the “Substitution Requirements”). In the event Seller, despite its good faith and commercially reasonable efforts, is unable to satisfy the Substitution Requirements on or prior to the business day immediately preceding the originally scheduled Closing Date, Seller shall have the right to extend the Closing Date for up to ten (10) days to satisfy the Substitution Requirements by delivering to Purchaser on such business day immediately preceding the originally scheduled Closing Date written notice of such extension and the Closing Date as so extended.

ARTICLE 7

REPRESENTATIONS, WARRANTIES, AND COVENANTS

7.1 Seller represents and warrants to Purchaser as follows:

(a)	There are no agreements entitling any person to occupy or use any portion of the Property, other than the Navistar Lease and the copy of the Navistar Lease made available by Seller to Purchaser in connection herewith is a true, complete and correct copy thereof.

(b)	All rental and other payments due under the Navistar Lease, as of the Effective Date, have been paid in full; no rents or other payments due thereunder have been collected more than one (1) month in advance and no rents or other deposits are held by Seller, except for prepaid rent for the current month.

(c)	To the best knowledge of Seller, as of the Effective Date, Navistar is not in default under the Navistar Lease, and Seller has complied with the applicable terms and conditions of the Navistar Lease in all material respects.

(d)	All leasing commissions and all tenant improvement obligations, concessions and other tenant inducements with respect to the Navistar Lease and/or the Property, have been fully paid and satisfied by Seller and no such commissions, obligations, concessions or inducements shall become payable in the future.

(e)	Seller has not received any written notice, and Seller has no knowledge, of any (i) reduction or curtailment of any utility service supplied to the Property; (ii) pending or threatened legal action of any kind involving the Property or affecting Seller’s ability to consummate the transactions contemplated by this Agreement; (iii) violation of any ordinance, statute, regulation or law affecting the Property; (iv) cancellation or suspension of any certificates of occupancy for any portion of the Land or the Improvements or (v) reassessments for real estate tax purposes affecting the Property. Except as set forth in any environmental report delivered by Seller to Purchaser in connection herewith, Seller has not, and to Seller’s knowledge, no other person or tenant has used, generated, processed, stored, released, discharged, transported or disposed Hazardous Materials on the Property except for use and storage in compliance with all applicable laws.

(f)	The service and maintenance contracts and equipment leases, for purposes of operating the Property, listed on Exhibit B attached to this Agreement (collectively, the “Service Contracts”) constitute all of the service and maintenance contracts, and equipment leases, in effect as of the Effective Date, for purposes of operating the Property, and neither Seller nor, to the best knowledge of Seller, any other party thereto, is in default in any material respect under any of the Service Contracts, beyond all applicable notice and/or cure periods therein provided. The copies of the Service Contracts made available by Seller to Purchaser are true, complete and correct copies thereof.

(g)	There are no actions, suits or proceedings pending or, to the best knowledge of Seller, threatened against or relating to Seller and/or the Property in any court or before any administrative agency, which, if ruled against Seller or the Property, as the case may be, would have a materially adverse effect on Seller or the Property, as the case may be.

(h)	Neither Seller nor the Property is subject to any right of first refusal, redemption right, option to purchase or management or leasing agreement in favor of any third party with respect to the Property, other than management and leasing agreement with an affiliate of Seller that will be cancelled on or prior to the Closing Date.

(i)	Seller has obtained or has the requisite authority to execute this Agreement and to consummate the same, and upon execution of this Agreement, the same shall be binding upon and enforceable against Seller in accordance with its terms. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its organization and the state in which the Land is located. Seller never has existed or operated under any other name. To Seller’s knowledge, Seller has made all filings necessary in the state in which the Property is located to own and operate the Property. Each of the persons and entities signing this Agreement and the other documents contemplated by this Agreement on behalf of Seller has the legal right, power and authority to bind Seller.

(j)	There are no petitions, whether voluntary, or otherwise, pending, on behalf of, against, or, to the best knowledge of Seller, threatened against, Seller or Seller’s sole member and manager, under the bankruptcy laws of the United States or under any insolvency, bankruptcy or receivership laws of any state or other jurisdiction, and, to the best knowledge of Seller, all items required, as of the Effective Date, to have been filed, pursuant to any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or any determination or award of any arbitrator, have been filed in accordance with the same.

(k)	There are no employees of Seller and/or the Property or employment contracts or employment obligations to which Seller and/or the Property and/or subsequent owners thereof are or shall be obligated.

(l)	None of the execution, delivery and/or performance of this Agreement (or of any document or instrument to be executed or delivered pursuant to the terms hereof) will result in the violation of any contractual obligation of Seller to any third party, or conflict with, constitute an event of default under, or result in a breach or violation of, any such document or instrument, or of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or any determination or award of any arbitrator, which would have an adverse effect on Seller and/or the Property in any material respect.

(m)	To the best knowledge of Seller, the Due Diligence Materials and all other documents and materials to be delivered to Purchaser in accordance with the terms and conditions of this Agreement are complete, and constitute all of such documents and materials.

(n)	There is no ongoing appeal with respect to taxes or special assessments on the Property for any year, and any consultants engaged to perform work with respect to appeals of taxes or special assessments on the Property have been paid in full.

(o)	Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in (a) the Internal Revenue Code of 1986, as amended, and the corresponding income tax regulations, and (b) similar provisions of state law. Purchaser has no duty to collect withholding taxes for Seller pursuant to the Foreign Investors Real Property Tax Act of 1980, as amended, or any applicable foreign, state, or local law. Seller is not a Prohibited Person (hereinafter defined). To Seller’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person. The assets Seller will transfer to Purchaser under this Agreement are not the property of, and are not beneficially owned, directly or indirectly, by a Prohibited Person. The assets Seller will transfer to Purchaser under this Agreement are not the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7). For purposes of this Agreement, “Prohibited Person” means any of the following: (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

Seller will not cause or suffer any action to be taken which would cause any of the representations or warranties of Seller to be untrue as of the Closing Date. All of the representations and warranties contained in this Paragraph 7.1 shall be deemed to be remade by Seller as of the Closing Date, which representations and warranties shall not be merged into this Agreement and shall survive the Closing or the termination of this Agreement, as applicable, and run in favor of, and benefit, Purchaser and its successors and permitted assigns, for a period of nine (9) months from the Closing Date except in the event Purchaser provides Seller with written notice of any claims prior to the end of such 9-month period, in which event Seller’s liability hereunder shall continue with respect to such claims until such time as (i) such claim(s) have been adjudicated by a court of competent jurisdiction resulting in a final, non-appealable judgment (or, alternatively, the party entitled to appeal any judgment has waived the right to do so in writing), (ii) such claims have been settled pursuant to a written settlement agreement between Seller and Purchaser or (iii) tolled by applicable statutes of limitation (the “Survival Period”). For purposes hereof, any reference to “knowledge” or “best knowledge” of Seller shall mean the actual knowledge as of the date of such statement of Larry Krasner and Ray Young (and any individuals who hereafter shall assume all or substantially all of the duties and responsibilities of such individuals), without any independent duty of diligence or investigation, or any constructive, imputed and/or deemed knowledge, which individuals, under no circumstances, shall be subject to any personal liability of any kind whatsoever.

If, at or prior to the Closing, Seller shall obtain knowledge that any of the representations or warranties made herein by Seller shall be untrue, inaccurate and/or incorrect in any material respect, Seller shall give Purchaser written notice thereof within two (2) business days of obtaining such knowledge (but, in any event, prior to the Closing) and Seller shall have the right to cure such breach prior to Closing and shall be entitled to a reasonable adjournment of the Closing (not to exceed five (5) business days) for such purpose. If Seller shall be unable to so cure any such breach to the sole satisfaction of Purchaser, then Purchaser, as its sole and exclusive remedy, as a result of any such breach, shall elect, by giving written notice to Seller, on or prior to the Closing Date, to either (a) waive such breach and consummate the transactions contemplated hereby, without any reduction of or credit against the Purchase Price, (b) terminate this Agreement, as of the date of such notice, and receive a refund of the Earnest Money, whereupon no party shall have any further obligations to the other hereunder, except as otherwise herein provided or (c) to the extent that any such untruth or inaccuracy is caused as a result of a breach by Seller of this Agreement, Purchaser also shall be entitled to any other remedies to which Purchaser would be entitled under Section 8.1 of this Agreement.

Seller shall be liable to Purchaser hereunder for a breach of a representation and warranty made by Seller herein only through the Survival Period. Notwithstanding anything to the contrary herein contained, the maximum aggregate liability of Seller for any breach(es) of the representations and warranties made by Seller herein or in any Closing Documents shall be limited to Five Hundred Thousand and No/100 Dollars ($500,000.00) and Purchaser shall have no right to proceed against Seller with respect to any such breaches unless and until such breaches result in a claims by Purchaser aggregating not less than Twenty-five Thousand and No/100 Dollars ($25,000.00). Notwithstanding the foregoing, however, if the Closing shall have occurred, Purchaser hereby expressly waives, relinquishes and releases any right and/or remedy available to it at law, in equity and/or under this Agreement, to make a claim against Seller for damages that Purchaser may incur, or to rescind this Agreement and the transactions contemplated by this Agreement, as a result of any representation and/or warranty of Seller being untrue, inaccurate and/or incorrect, if and to the extent Purchaser had knowledge or is deemed to have knowledge of such untruth, inaccuracy and/or incorrectness of such representation or warranty prior to Closing. For purposes of the immediately preceding sentence, (i) any reference to “knowledge” of Purchaser shall mean the actual knowledge of Betsy Kennett, Andrew Forsyth and Dave Fazekas (and any individuals who hereafter shall assume all or substantially all of the duties and responsibilities of such individuals), without any independent duty of diligence or investigation, or any constructive, imputed and/or deemed knowledge, which individuals, under no circumstances, shall be subject to any personal liability of any kind whatsoever and (ii) Purchaser shall be “deemed to have knowledge” of a fact or circumstance, only to the extent that fact or circumstance is disclosed in (a) this Agreement, (b) the Due Diligence Materials that are continuously posted on the Due Diligence Website as of the Effective Date and through the Closing Date, (c) any estoppel certificates executed by Navistar and delivered to Purchaser in accordance with the terms and conditions of this Agreement or (d) any final, written tests, studies, reports, analyses, appraisals, verifications and/or evaluations prepared by or for Purchaser and delivered to Purchaser.

7.2 Purchaser represents and warrants to Seller as follows:

(a)	There are no actions, suits or proceedings pending or, to the best knowledge of Purchaser, threatened against or relating to Purchaser in any court or before any administrative agency that would affect the ability of Purchaser to consummate the transactions contemplated hereunder.

(b)	Purchaser has obtained or has the requisite authority to execute this Agreement and to consummate the same, and upon execution hereof, this Agreement shall be binding upon and enforceable against Purchaser in accordance with its terms.

(c)	To the best knowledge of Purchaser, none of the execution, delivery or performance of this Agreement (or of any document or instrument to be executed or delivered pursuant to the terms hereof) will result in the violation of any contractual obligation of Purchaser to any third party, or conflict with, constitute an event of default under, or result in a breach or violation of, any such document or instrument, or of any applicable law, judgment, order, writ, injunction, decree, rule or regulation of any court, administrative agency or other governmental authority, or any determination or award of any arbitrator.

All of the representations and warranties contained in this Paragraph 7.2 shall be deemed to be remade by Purchaser effective as of the Closing Date, which representations and warranties shall not merge into this Agreement or the deed conveying the Land and Improvements, shall survive the Closing or the termination of this Agreement, as applicable, and run in favor of, and benefit, Seller and its successors and assigns, for a period of nine (9) months from the Closing Date. Purchaser shall have the right to cure any breach of any of the representations and warranties contained in this Paragraph 7.2 prior to Closing and shall be entitled to a reasonable adjournment of the Closing (not to exceed five (5) business days) for such purpose.

7.3 Seller covenants and agrees with Purchaser that, after the Effective Date, up to the Closing, Seller shall conduct its business involving the Property as follows, and during such period will satisfy the following:

(a)	Seller shall continue to operate, maintain, repair and/or replace the Property in the same manner as on the Effective Date in all material respects, subject to ordinary wear and tear; provided, however, that Seller shall have no duty to repair, replace and/or restore the Property upon any damage or destruction, or condemnation, except as otherwise herein provided or as required pursuant to law or the Navistar Lease.

(b)	Seller shall refrain from entering into or amending any agreement regarding the Property, including, without limitation any Service Contract and the Navistar Lease, without having first obtained the prior written approval of Purchaser, which approval may be given or withheld by Purchaser in its sole and absolute discretion, unless such contract could be terminated by Seller, without penalty, upon not more than thirty (30) days’ notice (collectively, “New Service Contracts”), and will not be binding on Purchaser or the Property following Closing; provided, however, that, if Purchaser shall not have notified Seller in writing of Purchaser’s approval or disapproval of any prospective New Service Contract, within five (5) days after receipt thereof, then the same shall be deemed to have been approved by Purchaser. Seller shall deliver to Purchaser a fully signed counterpart of any New Service Contract promptly upon the full execution and delivery thereof by the parties to such New Service Contract.

(c)	Seller shall maintain the insurance coverage in effect as of the Effective Date.

(d)	From the Effective Date through the Closing, Seller will not discuss or negotiate with any third party the sale or other disposition of any of the Property, or enter into any contract (whether binding or not) regarding any sale or other disposition of the Property or otherwise encumber or assign any right or interest in the Property.

(e)	Prior to Closing, Seller shall, at Seller’s sole cost and expense, obtain any documentary stamps, if any, required in connection with the Deed (hereinafter defined) and conduct any inspections and make and repairs and corrections that may be required in connection therewith or as may be required by law in connection with the transfer of the Property.

(f)	Seller shall terminate as required pursuant thereto, effective as of the Closing, any and all Service Contracts (including, without limitation, New Service Contracts). Seller shall pay all termination costs, liquidated damages, fees and/or expenses related to the Service Contracts.

(g)	All employees of Seller and Seller’s property managers and leasing agents, if any, shall have their employment at the Property terminated and shall be paid current by Seller through Closing, including accrued vacation and other benefits. Seller shall be responsible for, and indemnify, protect, hold harmless and defend Purchaser with respect to, any Losses arising from any WARN Act claims, if applicable.

(h)	No later than four (4) business days after the Effective Date, Seller shall request an estoppel certificate from Navistar (and any guarantor of Navistar’s obligations under the Navistar Lease) substantially in the form attached hereto as Exhibit D. Seller shall use commercially reasonable efforts to obtain and deliver such estoppel certificate signed by Navistar and such guarantor to Purchaser on or before three (3) business days prior to Closing. Seller shall provide Purchaser with an opportunity to review the estoppel certificate prior to submitting same to Navistar and such guarantor; provided, however, that, if Purchaser shall not have objected to such estoppel certificate, by delivering written notice of such objection to Seller, within two (2) business days following delivery of such estoppel certificate by Seller to Purchaser, Purchaser shall be deemed to have approved such estoppel certificate in the form so delivered to Purchaser. Seller shall deliver the signed estoppel certificate promptly upon Seller’s receipt.

(i)	No later than two (2) business days following receipt of the form(s) for same from Purchaser, Seller shall request estoppel certificates from all parties (other than Seller) to any reciprocal easement agreements, park declarations or similar instruments encumbering the Land (each, an “Additional Estoppel”). Seller shall use commercially reasonable efforts to obtain and deliver each Additional Estoppel to Purchaser on or before three (3) business days prior to Closing. Seller shall deliver any third party signed Additional Estoppels to Purchaser promptly upon Seller’s receipt. Seller shall reasonably facilitate Purchaser contacting any applicable third parties regarding the Additional Estoppels for purposes of, among other things, negotiating and obtaining such Additional Estoppels. No Additional Estoppels shall show any matters, including, without limitation, any default or purported default thereunder by any party, which would have a material adverse effect on the Property or the current use or operation of the Property or the cost of any of the foregoing.

7.4 Purchaser hereby covenants and agrees with Seller as follows:

(a)	SUBJECT TO ANY APPLICABLE REPRESENTATIONS OR WARRANTIES MADE HEREIN OR IN THE CLOSING DOCUMENTS BY SELLER AND ANY COVENANTS, OBLIGATIONS AND LIABILITIES OF SELLER HEREIN OR IN THE CLOSING DOCUMENTS AND THE RIGHTS AND REMEDIES OF PURCHASER WITH RESPECT THERETO, PURCHASER SHALL PURCHASE THE PROPERTY FROM SELLER “AS IS” ,“WHERE IS,” AND “WITH ALL FAULTS”, ON ALL OF TERMS AND CONDITIONS HEREIN CONTAINED, WITHOUT ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND OR NATURE, EXPRESS, IMPLIED, OR OTHERWISE, OF, BY OR FROM SELLER, OR ANY PERSON ACTING BY, THROUGH OR UNDER SELLER, INCLUDING, BUT NOT LIMITED TO, ANY OF SELLER’S PARTIES, BASED ON THE INVESTIGATIONS AS TO THE DUE DILIGENCE MATERIALS AND THE PROPERTY, WITH NO RIGHT OF SETOFF OR REDUCTION OF THE PURCHASE PRICE.

(b)

SUBJECT TO ANY APPLICABLE REPRESENTATIONS OR WARRANTIES MADE HEREIN OR IN THE CLOSING DOCUMENTS BY SELLER AND ANY COVENANTS, OBLIGATIONS AND LIABILITIES OF SELLER HEREIN OR IN THE CLOSING DOCUMENTS AND THE RIGHTS AND REMEDIES OF PURCHASER WITH RESPECT THERETO, NONE OF SELLER OR ANY OF SELLER’S PARTIES HAS OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) TO PURCHASER AS TO (I) SELLER, (II) THE PROPERTY, (III) ANY MATTER SET FORTH IN, CONTAINED IN AND/OR ADDRESSED BY AND/OR IN THE DUE DILIGENCE MATERIALS (INCLUDING, BUT NOT LIMITED TO, THE ACCURACY AND COMPLETENESS THEREOF) AND/OR (VI) THE RESULTS OF ANY OF THE INVESTIGATIONS. PURCHASER SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT FOR ANY APPLICABLE REPRESENTATIONS OR WARRANTIES MADE HEREIN OR IN THE CLOSING DOCUMENTS BY SELLER, PURCHASER SHALL NOT RELY UPON (AND SELLER AND EACH OF SELLER’S PARTIES HEREBY DOES DISCLAIM AND RENOUNCE) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY OF SELLER’S PARTIES, WITH RESPECT TO (A) THE OPERATION OF THE PROPERTY, AND/OR THE INCOME POTENTIAL, USES AND/OR THE MERCHANTABILITY, SUITABILITY, HABITABILITY, QUALITY OF CONSTRUCTION AND/OR FITNESS OF THE PROPERTY FOR A PARTICULAR PURPOSE, (B) THE PHYSICAL CONDITION OF THE PROPERTY AND/OR THE CONDITION AND/OR SAFETY OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, PLUMBING, SEWER, HEATING, VENTILATING AND ELECTRICAL SYSTEMS, ROOFING, AIR CONDITIONING, FOUNDATIONS, SOILS, GEOLOGY AND/OR LOT SIZE, (C) THE PRESENCE, ABSENCE, LOCATION AND/OR SCOPE OF ANY HAZARDOUS MATERIALS IN, AT, ON, ABOUT AND/OR UNDER THE PROPERTY, (D) WHETHER THE IMPROVEMENTS ARE STRUCTURALLY SOUND, IN GOOD CONDITION, AND/OR IN COMPLIANCE WITH APPLICABLE MUNICIPAL, COUNTY, STATE OR FEDERAL STATUTES, CODES, ORDINANCES, LAWS, RULES AND/OR

REGULATIONS IN EFFECT AS OF THE EFFECTIVE DATE, AS THE SAME HEREAFTER MAY BE AMENDED, FROM TIME TO TIME (COLLECTIVELY, THE “LAWS”), (E) THE ACCURACY OF ANY STATEMENTS, CALCULATIONS AND/OR CONDITIONS STATED OR SET FORTH IN ANY OF THE DUE DILIGENCE MATERIALS, (F) THE DIMENSIONS OF THE PROPERTY AND/OR THE ACCURACY OF ANY FLOOR PLANS, SQUARE FOOTAGE, ABSTRACTS, SKETCHES, REVENUE AND/OR EXPENSE PROJECTIONS AS TO THE PROPERTY, (G) THE OPERATING PERFORMANCE, INCOME, EXPENSES AND/OR ECONOMIC STATUS OF THE PROPERTY, (H) THE ABILITY OF PURCHASER TO OBTAIN ANY AND ALL NECESSARY GOVERNMENTAL APPROVALS OR PERMITS FOR PURCHASER’S INTENDED USE, OPERATION, DEVELOPMENT AND/OR REDEVELOPMENT OF THE PROPERTY AND (I) THE LEASING STATUS OF THE PROPERTY AND/OR THE INTENTIONS OF ANY PARTIES AS TO THE NEGOTIATION AND/OR EXECUTION OF ANY LEASE FOR ANY PORTION OF THE PROPERTY.

(c)

SUBJECT TO ANY APPLICABLE REPRESENTATIONS OR WARRANTIES MADE HEREIN OR IN THE CLOSING DOCUMENTS BY SELLER AND ANY COVENANTS, OBLIGATIONS AND LIABILITIES OF SELLER HEREIN OR IN THE CLOSING DOCUMENTS AND THE RIGHTS AND REMEDIES OF PURCHASER WITH RESPECT THERETO, PURCHASER, FOR PURCHASER AND ITS SUCCESSORS AND PERMITTED ASSIGNS HEREUNDER, HEREBY EXPRESSLY RELEASES SELLER AND EACH OF SELLER PARTIES, FROM, AND WAIVES ALL CLAIMS AND LIABILITIES HEREUNDER OR UNDER THE CLOSING DOCUMENTS AGAINST, SELLER AND EACH OF SELLER PARTIES, FOR, OR ATTRIBUTABLE TO (I) ANY AND ALL STATEMENTS OR OPINIONS HERETOFORE OR HEREAFTER MADE, OR INFORMATION FURNISHED, BY SELLER AND/OR SELLER’S PARTIES TO PURCHASER AND/OR PURCHASER’S CONSULTANTS, AND (II) ANY AND ALL LOSSES ATTRIBUTABLE TO SELLER, THE PROPERTY AND/OR THE DUE DILIGENCE MATERIALS, WHETHER ARISING OR ACCRUING BEFORE, ON OR AFTER THE EFFECTIVE DATE, AND WHETHER ATTRIBUTABLE TO EVENTS OR CIRCUMSTANCES THAT HERETOFORE OR HEREAFTER MAY OCCUR, INCLUDING, WITHOUT LIMITATION, THE FOLLOWING: (A) ALL LOSSES WITH RESPECT TO THE STRUCTURAL, ECONOMIC, PHYSICAL, GEOTECHNICAL AND/OR ENVIRONMENTAL CONDITION OF THE PROPERTY AND (B) ALL LOSSES RELATING TO THE RELEASE, PRESENCE, DISCOVERY AND/OR REMOVAL OF ANY HAZARDOUS MATERIALS IN, AT, ON, ABOUT AND/OR UNDER THE PROPERTY, AND/OR CONNECTED WITH AND/OR ARISING OUT OF ANY AND ALL CLAIMS OR CAUSES OF ACTION BASED ON ANY APPLICABLE ENVIRONMENTAL LAWS, INCLUDING, WITHOUT LIMITATION, THE RESOURCE CONSERVATION AND RECOVERY ACT OF 1976, 42 U.S.C. § 6901 ET SEQ., AND/OR ANY RELATED CLAIMS AND/OR CAUSES OF ACTION, AND/OR ANY OTHER FEDERAL, STATE OR MUNICIPAL BASED STATUTORY OR REGULATORY CAUSE OF ACTION FOR ENVIRONMENTAL CONTAMINATION AT, IN, ON, ABOUT AND/OR UNDER THE PROPERTY, AND (C) ANY VIOLATIONS OF LAWS WITH RESPECT TO THE PROPERTY AND/OR THE USE AND/OR OPERATION OF THE PROPERTY.

PURCHASER ALSO HEREBY EXPRESSLY WAIVES THE BENEFITS OF ANY LAW THAT PROVIDES MATERIALLY AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THE CREDITOR DOES NOT KNOW TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN TO THE CREDITOR MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.”

IN THIS CONNECTION AND TO THE EXTENT PERMITTED BY ANY LAW, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT PURCHASER REALIZES AND ACKNOWLEDGES THAT FACTUAL MATTERS NOW UNKNOWN TO PURCHASER MAY HAVE GIVEN OR HEREAFTER MAY GIVE RISE TO LOSSES THAT PRESENTLY ARE UNKNOWN, UNANTICIPATED AND UNSUSPECTED, AND PURCHASER FURTHER AGREES, REPRESENTS AND WARRANTS THAT THE WAIVERS AND RELEASES HEREIN GIVEN BY PURCHASER HAVE BEEN NEGOTIATED AND AGREED UPON IN LIGHT OF THAT REALIZATION. NOTWITHSTANDING THE FOREGOING, SELLER IS AND SHALL REMAIN LIABLE FOR ALL OF ITS COVENANTS, REPRESENTATIONS AND WARRANTIES, AS AND TO THE EXTENT SET FORTH IN THIS AGREEMENT AND/OR THE CLOSING DOCUMENTS. FURTHERMORE, NOTHING CONTAINED HEREIN SHALL PROHIBIT PURCHASER FROM FILING A CROSS-CLAIM AGAINST SELLER IN CONNECTION WITH, OR JOINING OR INTERPLEADING SELLER IN, A LAWSUIT FILED AGAINST PURCHASER RELATING TO THE PROPERTY WITH RESPECT CLAIMS FOR WHICH SELLER WOULD BE RESPONSIBLE, IN WHOLE OR IN PART, PURSUANT TO THIS AGREEMENT, AND FILED PRIOR TO THE EXPIRATION OF THE SURVIVAL PERIOD.

SELLER’S INITIALS: /s/ LK                 PURCHASER’S INITIALS: /s/ AK

SELLER HAS GIVEN PURCHASER MATERIAL CONCESSIONS REGARDING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN EXCHANGE FOR THE AGREEMENT BY PURCHASER TO THE PROVISIONS OF THIS SUBPARAGRAPH. SELLER AND PURCHASER EACH HAS INITIALED THIS SUBPARAGRAPH TO FURTHER INDICATE THEIR RESPECTIVE AWARENESS AND ACCEPTANCE OF EACH AND EVERY PROVISION HEREOF. FURTHERMORE, PURCHASER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS SUBPARAGRAPH WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE, AND SELLER WOULD BE UNWILLING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY, UNLESS SELLER AND SELLER PARTIES SHALL BE RELEASED AS EXPRESSLY SET FORTH IN THIS SUBPARAGRAPH.

ARTICLE 8

DEFAULTS

8.1 If there shall be a default by Seller hereunder, and such default shall not have been cured on the earlier of (i) the date that is five (5) days after Purchaser shall have given written notice thereof to Seller and (ii) the Closing Date, then Purchaser, at its option, may (a) specifically enforce the terms and provisions of this Agreement against Seller or (b) terminate its obligations under this Agreement by written notice thereof to Seller, whereupon Purchaser shall receive a prompt refund of the Earnest Money, Seller shall reimburse Purchaser for Purchaser’s actual out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Purchaser’s due diligence, up to a maximum of $25,000.00 and thereafter no party hereto shall have any further obligations to the other hereunder, except as otherwise herein provided. If Purchaser elects to pursue specific performance pursuant to this Paragraph 8.1 but specific performance is unavailable to Purchaser as a result of any action taken by Seller, Seller shall reimburse Purchaser for Purchaser’s direct and actual damages, including without limitation all of its out-of-pocket costs and expenses (including reasonable attorneys’ fees, costs and disbursements) related to the negotiation of this Agreement and the transactions contemplated hereby and Purchaser’s due diligence. Notwithstanding the foregoing, in the event Seller defaults in any of its obligations that, pursuant to the express terms and conditions of this Agreement, survive Closing or a termination of this Agreement, then, subject to the limitations set forth in Paragraph 7.1 hereof, Purchaser shall have all of its remedies at law and in equity on account of such default.

SELLER’S INITIALS: /s/ LK             PURCHASER’S INITIALS: /s/ AK

8.2 IF THERE SHALL BE A DEFAULT BY PURCHASER IN ITS OBLIGATION TO CONSUMMATE CLOSING HEREUNDER, UPON THE TERMS AND CONDITIONS OF THIS AGREEMENT, SELLER, AS SELLER’S SOLE AND EXCLUSIVE REMEDY THEREFOR, SHALL BE TO ELECT TO TERMINATE THIS AGREEMENT. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO ESTIMATE THE DAMAGES THAT SELLER MAY SUFFER AS A RESULT OF SUCH A DEFAULT BY PURCHASER. THUS, PURCHASER AND SELLER HEREBY DO AGREE THAT A REASONABLE ESTIMATE OF THE DAMAGES THAT SELLER WOULD SUFFER IN THE EVENT THAT PURCHASER SHALL DEFAULT IN ITS OBLIGATION TO COMPLETE THE TRANSACTIONS CONTEMPLATED HEREBY IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT AND SELLER SHALL ELECT TO TERMINATE THIS AGREEMENT WOULD BE, AS SELLER’S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), AN AMOUNT EQUAL TO THE EARNEST MONEY, WHICH AMOUNT WOULD BE THE FULL, AGREED UPON AND LIQUIDATED DAMAGES FOR SUCH DEFAULT BY PURCHASER UNDER SUCH CIRCUMSTANCES, AND ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES HEREIN EXPRESSLY SHALL BE WAIVED BY SELLER; PROVIDED, HOWEVER, THAT THE FOREGOING SHALL NOT LIMIT SELLER’S RIGHT TO RECEIVE REIMBURSEMENT FOR REASONABLE ATTORNEYS’ FEES, AS HEREIN PROVIDED, OR WAIVE OR AFFECT PURCHASER’S INDEMNIFICATION, PROTECTION, DEFENSE AND HOLD HARMLESS OBLIGATIONS EXPRESSLY PROVIDED UNDER THIS AGREEMENT. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES WOULD NOT BE INTENDED AS A FORFEITURE OR PENALTY, BUT RATHER, WOULD BE INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. IN CONNECTION WITH THE FOREGOING, THE PARTIES RECOGNIZE THAT SELLER WILL INCUR EXPENSE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND THAT THE PROPERTY WILL BE REMOVED FROM THE MARKET. IN THE EVENT PURCHASER DEFAULTS IN ANY OF ITS OBLIGATIONS (EXPRESSLY EXCLUDING PURCHASER’S OBLIGATION TO CONSUMMATE CLOSING HEREUNDER, UPON THE TERMS AND CONDITIONS OF THIS AGREEMENT) THAT, PURSUANT TO THE EXPRESS TERMS AND

CONDITIONS OF THIS AGREEMENT, SURVIVE CLOSING OR A TERMINATION OF THIS AGREEMENT, THEN SELLER SHALL HAVE ALL OF ITS REMEDIES AT LAW AND IN EQUITY ON ACCOUNT OF SUCH DEFAULT.

SELLER’S INITIALS: /s/ LK             PURCHASER’S INITIALS: /s/ AK

ARTICLE 9

CLOSING DOCUMENTS

9.1 At or prior to the Closing, Seller shall execute and/or deliver to the Title Company the following:

(a)	A special warranty deed (the “Deed”) in the form attached hereto as Exhibit G conveying fee simple title to the Land, the Improvements and all easements and other rights appurtenant thereto to Purchaser, subject to the Permitted Exceptions.

(b)	A bill of sale and general assignment conveying all of Seller’s right, title and interest in the Systems, Personal Property, Licenses and Permits, Guarantees and Records, in the form attached hereto as Exhibit H, along with originals (or copies, if such originals do not exist) of all such items, to Purchaser, free and clear of all liens, security interests and adverse claims.

(c)	Two (2) originally executed counterparts of Seller’s assignment to Purchaser of the Navistar Lease, in the form attached hereto as Exhibit I (the “General Assignment”), along with an original (or copy, if such original does not exist) of the Navistar Lease.

(d)	An originally executed assignment by Seller to Purchaser of the “Grantee’s” right, title and interest in and to that certain Water Main and Sewer Easement dated October 18, 2007 by and between Seller and Commonwealth Edison Company, an Illinois corporation (“ComEd”), recorded November 9, 2007 as document R2007-202441, as amended by that certain Corrective Letter recorded October 2, 2008 as document R2008-147926 (the “Easement”), in the form attached hereto as Exhibit J (the “Easement Assignment”), together with an originally executed consent by ComEd to such assignment of the Easement to Purchaser substantially in the form attached hereto as Exhibit K.

(e)	Notice to Navistar notifying it of the consummation of the transactions contemplated hereby, the form of which notice is set forth on Exhibit E attached to this Agreement, which notice shall be sent by Purchaser promptly after the Closing.

(f)	Originals, if the same are in the possession of Seller, of all of the Due Diligence Materials; provided, however, that, any or all of such items to be delivered by Seller in accordance with the terms of this subparagraph may be delivered outside of escrow, within five (5) business days after the Closing, and shall be deemed to have been delivered, if the same shall be available at the Property as of such time.

(g)	The Title Policy.

(h)	A certificate of non-foreign status of Seller in form and substance reasonably acceptable to the Title Company and Purchaser.

(i)	Certified copies of all resolutions evidencing the authority of Seller to enter into this Agreement and perform its obligations under this Agreement, together with such other organizational and authority documentation as is reasonably required by the Title Company.

(j)	An owner’s affidavit sufficient for the Title Company to issue the Title Policy, a standard gap indemnity, and any other document or undertaking required to cure or remove the exceptions to title that Seller is obligated to cure or remove or that Seller has agreed to cure or remove pursuant to this Agreement.

9.2 At or prior to the Closing, Purchaser will deliver to the Title Company the following: (a) the Purchase Price in accordance with Article 2 hereof and (b) two (2) originals of each of the General Assignment and Easement Assignment executed by Purchaser in counterpart.

9.3 At the Closing, Seller and Purchaser jointly shall deliver (a) a closing statement and (b) state, county and local transfer tax declarations, if applicable.

ARTICLE 10

CLOSING ADJUSTMENTS

Except as otherwise herein provided, the following items shall be paid, prorated and/or adjusted as of the close of business on the day prior to the Closing Date (the “Proration Date”), as follows:

10.1 All real estate taxes, personal property taxes and special assessments affecting the Property and due and owing as of the Proration Date, including all penalties and interest thereon, shall be paid in full by Seller; provided, however, that, if any such special assessments shall be paid in installments, Seller only shall be responsible for paying the portion of such assessments due and owing as of the Proration Date.

10.2 Current, non-delinquent real estate taxes, personal property taxes and special assessments affecting the Property shall be prorated as of the Proration Date, without regard to when said taxes and/or assessments would be payable in relation to the tax year of the applicable taxing authority, so that the portion of the current taxes and/or assessments allocable to the period from the beginning of such tax year, and any prior years(s), if applicable, through the Proration Date, shall be the responsibility of Seller, and the portion of the current taxes and/or assessments allocable to the period from and after the Proration Date shall be the responsibility of Purchaser. Seller and Purchaser hereby further do agree to re-prorate said prorated taxes and/or assessments forthwith upon Purchaser’s receipt of the actual tax bill for the tax year in question. In no event shall Seller be charged with or be responsible for any increase in such taxes and/or assessments resulting from improvements made to the Property after the Closing or as a result of the transfer of the Property to Purchaser. The covenant contained in this subparagraph shall not be merged into this Agreement or the deed conveying the Land and the Improvements and shall survive the Closing. In the event that, following Closing, Purchaser receives a refund of real estate taxes relating to any period for which Seller provided a credit regarding real estate taxes to Purchaser hereunder (or any tax year prior to such period), Purchaser, following deduction of any and all costs and expenses incurred by Purchaser in connection with such refund, shall promptly remit to Seller the portion of such refund, if any, that Purchaser is not obligated to remit to any other party or to which any other party is entitled, including, without limitation, Navistar or any other tenant of the Property or any tax consultant.

10.3 The following will be credited to Purchaser as of the Proration Date: (i) prepaid rent and rent paid for the balance of the month of the Closing under the Navistar Lease, (ii) utility costs, operating expenses, insurance costs, personal property expenses and real estate tax expenses (collectively, “Expense Contributions”) that shall have been prepaid by Navistar. Following the Closing Date, if Seller shall receive any payments from Navistar, all such payments promptly shall be remitted to Purchaser and Seller shall take all steps necessary to notify Navistar that all future payments should be sent to Purchaser. When actual Expense Contributions shall have become known, Purchaser shall bill Navistar, pursuant to the Navistar Lease, for the additional amount, if any, owed by Navistar as a result of non-payment or underpayment of Navistar’s share of Expense Contributions. Upon collection of such amounts, the same shall be prorated between Seller and Purchaser based upon Navistar’s share of the amount of expense incurred by Seller or Purchaser, as the case may be, and the collection(s) of such Expense Contributions from Navistar by Seller or Purchaser, as the case may be, through and including the Proration Date. The amount of any refund or credit due to Navistar as a result of collection by Seller prior to the Closing Date of payments by Navistar for Expense Contributions, which shall exceed the actual amount of such Expense Contributions owed by Navistar for the period prior to the Closing Date, shall be paid by Seller to Purchaser promptly after such Expense Contributions shall have been determined. Notwithstanding anything contained herein, Purchaser’s obligation to remit to Seller any amounts collected by Purchaser from Navistar following Closing shall apply only at such time as Navistar is current in the payment of all rent and other sums accruing after the Closing. Seller may take reasonable action to collect any delinquent rents from Navistar provided that Seller may not commence any legal action against Navistar seeking termination of the Navistar Lease and Seller may not commence any other legal action against Navistar prior to the date which is 30 days after Closing. Upon receipt by Seller of Purchaser’s reasonable written request at any time and from time to time within a period from the Closing until the later of (i) two (2) years after Closing, or (ii) for the period Navistar has the right under the Navistar Lease to audit such books and records of Seller, Seller shall, at Seller’s principal place of business, during Seller’s normal business hours, make available to Purchaser, for inspection and copying (at Purchaser’s sole cost and expense), such of Seller’s records relating to the Property as reasonably shall be necessary for Navistar to conduct any such audit and for Purchaser to respond to the results of the same or for Purchaser to perform any reconciliations.

10.4 Seller shall pay all expenses necessary to repair, operate and maintain the Property in accordance with the ordinary course of its business up to the Proration Date, subject to ordinary wear and tear.

10.5 Meters for utility services payable by Seller shall be read on or immediately prior to the Proration Date, if possible, or as close to the Closing as shall be possible, if a reading on the day prior to the Closing cannot be obtained, and the amounts due, as disclosed by such readings, shall be paid by Seller or credited to Purchaser, as applicable. Otherwise, all utility charges and billings shall be prorated using the bill for the calendar month immediately preceding the Proration Date. All security or service deposits delivered by Seller to any utility provider(s), and any interest required to be paid thereon, shall be and remain the sole property of Seller, and any refund of such deposits shall be made directly to Seller, except to the extent Seller shall have assigned such deposits to Purchaser, in which case, Purchaser shall be debited and Seller shall be credited the amount of such assigned deposits.

10.6 Seller shall be responsible for all tenant improvement costs, tenant incentives and leasing commissions relating to the base term of the Navistar Lease or not disclosed by Seller to Purchaser, whenever same may be payable (now or in the future). Purchaser shall receive a credit against the Purchase Price at Closing in an amount equal to the then-unpaid costs, incentives and commissions which are the responsibility of Seller under the foregoing provision, and Seller shall retain responsibility for same to the extent not so credited at Closing.

10.7 Seller shall bear and pay the charges to comply with the terms of Paragraph 4.1.

10.8 Purchaser shall bear and pay all of the costs of the Investigations, including, without limitation, the preparation of any Phase I, the premium for the Title Policy (excluding any endorsements to the Title Policy which Seller has agreed in writing to provide and Purchaser in its sole and absolute discretion has agreed to accept (the “Seller Endorsements”)), all title charges incurred in connection with the Commitment and any update thereof, as well as any additional title insurance premium charged in connection with issuance of any loan policy(ies) of title insurance (and endorsements thereto or to the Title Policy, excluding the Seller Endorsements) and the cost of the Updated Survey.

10.9 Except as otherwise herein provided, each party shall be responsible for, and shall bear, any and all costs and expenses incurred by either of them or their respective employees, agents and representatives in connection with the transactions contemplated hereby, including, without limitation, those of their respective attorneys, accountants and consultants, which obligations shall not merge into this Agreement or the Deed and shall survive the Closing or the termination of this Agreement, as applicable.

10.10 All costs relating directly to any escrow and/or closing services provided in connection with the transactions contemplated hereby shall be divided equally between the parties. All release and recording fees, as well as any and all state, county and/or local stamp and/or transfer taxes imposed on the sale contemplated by this Agreement, will be borne and paid for by Seller. All other items that customarily would be prorated in transactions similar to the transactions contemplated hereby, but that have not been addressed in this Agreement, will be prorated as of the Proration Date in accordance with standard Du Page County, Illinois closing practice(s).

10.11 All adjustments made pursuant to this Article 10 shall be paid in cash or credited against the cash portion of the Purchase Price at the Closing and, to the extent reasonably practicable, such prorations shall be made at the Closing. To the extent any such prorations cannot be made at the Closing, the same shall be adjusted and completed after the Closing as and when complete information shall become available. Seller and Purchaser agree to cooperate and use its commercially reasonable efforts to complete such prorations no later than thirty (30) days after the Closing Date. Seller and Purchaser each shall use its commercially reasonable efforts prior to the Closing Date to prepare a schedule of prorations covering, among other things, current monthly rent, prepaid rent, security deposits, utility charges, operating expenses, if applicable, and real property taxes, so that such prorations can be made at the Closing.

ARTICLE 11

FIRE DAMAGE AND CONDEMNATION

If, prior to the Closing Date, any portion of the Property shall be damaged or destroyed by fire or other casualty (“Casualty”) or written notice shall have been received by Seller of any action, suit, or proceeding to condemn or take all or any part of the Property under the power of eminent domain (“Condemnation”), Seller promptly shall notify Purchaser thereof in writing, and, in the event (A) any such Casualty results in any damage to the Property, the repair of which would cost in excess of $1,000,000, as determined by an insurance adjuster mutually satisfactory to Seller and Purchaser, (B) any such Casualty could impair any material access to the Property or a material portion of the parking, (C) any such Casualty provides Navistar with the right to terminate the Navistar Lease and Navistar fails to waive such right (any such Casualty described in the foregoing clauses (A) through (C), a “Material

Casualty”) or (D) of any Condemnation, Purchaser, by giving Seller written notice thereof within the date that shall be thirty (30) days after Purchaser shall have received Seller’s written notice of such Casualty, or such Condemnation (and the Closing Date shall be extended, if necessary, to accommodate such 30-day period), shall have the right to terminate this Agreement and receive a refund of the Earnest Money, whereupon no party hereto shall have any further obligations to the other hereunder, except as otherwise herein provided. If the Casualty is not Material Casualty or if Purchaser shall not elect to terminate this Agreement pursuant to this Article 11, then (i) the sale contemplated hereby shall be consummated as herein provided, (ii) there shall be credited against the Purchase Price an amount equal to the estimated cost to repair or restore the damage not so repaired or restored by Seller as of the Closing and (iii) the Closing Date shall be extended for such reasonable period of time (not to exceed thirty (30) days) to enable the aforesaid adjuster to determine the amount of such damage, if applicable. The amount to be credited against the Purchase Price, pursuant to the foregoing sentence, shall be determined by the aforesaid adjuster and, in such event, Seller shall be entitled to receipt of all insurance proceeds under Seller’s insurance policies. If, in the case of a Condemnation, Purchaser shall not have elected to terminate its obligations under this Agreement pursuant to this Article 11, at Closing, (x) Seller shall pay to Purchaser the corresponding condemnation award, if any, received by Seller, (y) Seller shall assign to Purchaser the entire proceeds of such corresponding condemnation award, and (z) the Purchase Price shall be the full amount provided in Article 2. The agreements contained in this Article 11 shall not be merged into this Agreement or the Deed and shall survive the Closing.

ARTICLE 12

BROKER

Each party represents and warrants to the other that no person or entity acting as broker, finder or agent brought about this Agreement or the transactions contemplated hereby, except for Colliers Bennett & Kahnweiler, L.L.C., d/b/a Colliers International (“Broker”), whose commissions shall be paid by Seller, pursuant to a separate agreement between Seller and Broker. Seller agrees to and hereby does indemnify, protect, defend and hold harmless Purchaser, from and against all Losses that Purchaser shall suffer as a result of any claim or action brought by any broker, finder or agent acting or allegedly acting on behalf of Seller in connection with this Agreement and the transactions contemplated hereby, including, without limitation, Broker, and Purchaser agrees to and hereby does indemnify, protect, defend and hold harmless Seller and all of Seller’s Parties, from and against all Losses that Seller shall suffer as a result of any claim or action brought by any broker, finder or agent acting or allegedly acting on behalf of Purchaser in connection with this Agreement and the transactions contemplated hereby, other than Broker.

ARTICLE 13

MISCELLANEOUS

13.1 All notices to be given hereunder shall be personally delivered or sent by express or overnight mail with a nationally recognized express or overnight courier, by certified or registered mail, return receipt requested, with postage prepaid, or by delivery of a facsimile transmission, which shall be confirmed on the sender’s facsimile machine as having been sent to the recipient at the proper facsimile copier number, to the parties at the following addresses (or to such other or further addresses as the parties hereafter may designate by like notice similarly sent):

To Seller:	c/o International Airport Centers L.L.C.
190 N. Canon Drive, Suite 300
Beverly Hills, CA 90210
Attn: Larry Krasner, President & CIO
Fax No.: (310) 274-3034

with a copy to:	c/o International Airport Centers L.L.C.
1849 Green Bay Road, 4th Floor
Highland Park, IL 60035
Attention: Craig Arnson, General Counsel
Fax No.: (847) 748-3199

To Purchaser:	IPT O’Hare DC LLC
c/o Industrial Property Trust Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Attn: Thomas McGonagle
Fax No.: (303) 869-4602

with a copy to:	Industrial Property Trust Inc.
518 17th Street, 17th Floor
Denver, Colorado 80202
Attn: Joshua J. Widoff, General Counsel
Fax No.: (303) 869-4602

with a copy to:	Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 West Madison Street, Suite 3900
Chicago, Illinois 60606
Attn: Jeremy Bunnow
Fax No.: (312) 984-3150

All notices personally delivered shall be deemed effectively given on the date of such delivery or refusal. All notices sent by overnight mail shall be deemed effectively given on the business day next following the date of such mailing. All notices sent by certified mail shall be deemed effectively given on the third (3rd) business day following the date of such mailing. All notices sent by facsimile transmission shall be deemed effectively given upon the delivery thereof pursuant to this Paragraph 13.1.

13.2 This Agreement, and the exhibits attached hereto, embodies the entire agreement between the parties as to the transactions contemplated hereby, and there are no oral or parol agreements, representations, warranties or inducements between the parties as to such transactions not herein provided. This Agreement may not be modified, except by a written agreement signed by the parties.

13.3 Each covenant, condition, indemnification, protection, defense and hold harmless agreement set forth herein shall not be merged into this Agreement or the Deed and shall survive the Closing or the termination of this Agreement, as applicable, including, without limitation, any of the foregoing that are to be performed or applied to circumstances subsequent to the Closing Date, and shall run in favor of, and benefit, Seller and Purchaser and their respective permitted successors and assigns, except as and to the extent otherwise herein provided.

13.4 If either Seller or Purchaser shall be comprised of more than a single entity or other person, each representation, warranty, covenant, indemnity, protection, defense, hold harmless and other agreement made by Purchaser and Seller conclusively shall be presumed to have been made jointly and severally by each entity and/or other person comprising Purchaser and/or Seller, as the case may be.

13.5 No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of a breach of any other provision herein, or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any particular occasion shall not be deemed a consent to or approval of such action on any subsequent occasion, or a consent to and/or approval of any other action on the same or any subsequent occasion.

13.6 If an event specified to occur herein falls on a Saturday or Sunday, or on a day on which banking institutions in the state in which the Land is located are authorized by law to close, then such event shall occur on the next day that is not a Saturday or Sunday, or on a day on which banking institutions in the state in which the Land is located are authorized by law to close.

13.7 All parties hereto agree that time is of the essence with respect to the transactions contemplated hereby and that this Agreement and the transactions contemplated hereby shall be governed by and interpreted in accordance with the laws of the state in which the Land is situated.

13.8 Neither Seller nor Purchaser shall publicize nor authorize any other party to publicize the transaction contemplated by this Agreement in any way. In addition, with the exception of any person that Seller or Purchaser, as the case may be, shall rely upon for advice on matters relating to the subject matter of this Agreement (i.e., legal counsel or accountants), or any other person that reasonably shall require such information to complete the transactions contemplated hereby, other than information that shall be required to be disclosed to comply with any governmental regulation or other law, each party agrees that, prior to the Closing or the termination of this Agreement, as applicable, it shall not disclose to a third party the terms of this Agreement. Notwithstanding the foregoing, it is expressly agreed that Purchaser may disclose this Agreement’s terms and conditions and the existence of this Agreement (a) to its affiliates and its legal counsel and other agents and representatives, including prospective partners and lenders, and (b) as required by law, including without limitation, any disclosure required by the United States Securities and Exchange Commission. Purchaser agrees that if this Agreement shall be terminated and, therefore, the Closing shall not occur, Purchaser, promptly upon such termination, shall return to Seller or destroy all of such items so delivered or made available to Purchaser by Seller, including, without limitation, all copies thereof that may have been made by Purchaser or any such person to whom Purchaser shall have given any of such items, pursuant to the terms hereof.

Notwithstanding the foregoing, following the Closing, (a) Seller and Purchaser each shall have the right to issue a joint and/or separate public statement(s) as to the subject transaction, so long as such statement(s) first shall have been approved in writing by the other party, which approval shall not be unreasonably withheld, conditioned or delayed, and (b) Broker shall have the right to issue a public statement(s) as to such transaction, so long as such statement(s) first shall have been approved in writing by Seller and Purchaser, which approval shall not be unreasonably withheld, conditioned or delayed,.

13.9 In no event shall (a) any of Seller’s Parties have any personal liability for Seller’s obligations, representations and warranties under or pursuant to this Agreement, or (b) any of the shareholders, directors, officers, partners, managers, members, officers, directors, employees, trustees, beneficiaries or agents of Purchaser have any personal liability for Purchaser’s obligations, representations and warranties under or pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, as security for Seller’s post-Closing obligations under this Agreement and/or the Closing Documents and the obligations of Seller that survive Closing (collectively, the “Surviving Obligations”), International Airport Centers L.L.C., a Delaware limited liability company

(“Guarantor”), hereby, jointly and severally, guaranties the payment and performance by Seller of all of the Surviving Obligations. In the event that Purchaser incurs any Losses in connection with a breach by Seller of any Surviving Obligations, Purchaser shall be entitled to recover such Losses from Seller and Guarantor, jointly and severally, and may proceed against either party or both, in Purchaser’s sole and absolute discretion; it being agreed to by the parties that the obligations of Guarantor are independent of the obligations of Seller, and a separate action or actions may be brought and prosecuted against Guarantor, whether or not action is brought against Seller. This guaranty shall be coterminous with Seller’s liability for the Surviving Obligations, shall expire at the end of the Survival Period only and shall be subject to any applicable limitations on Seller’s liabilities hereunder, including, without limitation, those set forth in the final grammatical paragraph of Paragraph 7.1 of this Agreement. The provisions of this Paragraph 13.9 shall survive the Closing.

13.10 Purchaser agrees to cooperate with Seller in the delivery of the Purchase Price and to execute such documents as Seller deems reasonably necessary, so that Seller can effect a deferred like-kind exchange of the Property through a qualified intermediary and without the necessity of Purchaser’s taking title to the exchange property, if so desired by Seller. Nothing herein shall serve to delay the Closing, diminish the amount of the Purchase Price to be paid to Seller, obligate Purchaser to pay any amount in excess of the Purchase Price, or assume any obligations or incur any liabilities, other than as expressly provided under this Agreement.

13.11 The captions, paragraphs and article numbers that appear in this Agreement have been inserted only as a matter of convenience and shall not define, limit, construe or describe the scope or intent of any portion of this Agreement or in any way affect this Agreement.

13.12 Both parties to this Agreement have participated fully and equally in the negotiation and preparation hereof. Therefore, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved against, either party to this Agreement.

13.13 In connection with any litigation arising out of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and costs, including, without limitation, all fees and costs incurred prior to and at all trial and appellate levels.

13.14 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective administrators, legal representatives, successors and permitted assigns, if applicable.

13.15 This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original and all of which, together, shall constitute one and the same instrument. Counterparts of this Agreement also may be transmitted by facsimile copier or other electronic means, all of which, when taken together, shall be deemed to be an original.

13.16 Purchaser may not assign this Agreement, without the prior written consent of Seller, unless Purchaser first shall have notified Seller in writing of such assignment and such assignee shall be an affiliate of Purchaser; provided, however, that no such assignment shall relieve Purchaser of any of its obligations under this Agreement. For purposes of this Paragraph 13.16, an affiliate of Purchaser shall include (a) any entity that is owned, controlled by or is under common control with Purchaser (a “Purchaser Control Entity”), and (b) any entity in which one or more Purchaser Controlled Entities directly or indirectly is the general partner (or similar managing partner, member or manager) or owns more than 50% of the economic interests of such entity, or (c) any entity (or subsidiary thereof) that is advised by an affiliate of Industrial Property Advisors LLC.

13.17 Notwithstanding anything to the contrary contained herein or in the Early Access and Confidentiality Agreement as to the subject transaction (the “Access Agreement”) executed and delivered by Seller and Purchaser as of July 31, 2014, except to the extent that, pursuant to the terms, provisions and/or conditions of the Access Agreement, any of such terms, provisions and/or conditions are expressly intended to survive the expiration or earlier termination thereof, (a) this Agreement shall supersede the Access Agreement, (b) from and after the Effective Date, the Access Agreement shall be null and void and of no further force or effect and (c) in the event of any conflict between any term, provision or condition contained herein, and any term, provision or condition contained in the Access Agreement, the terms, provisions and conditions of this Agreement shall govern and control.

13.18 Seller shall comply with the bulk transfer provisions of the state in which the Property is located or similar laws and indemnify, protect, defend and hold harmless Purchaser for any Losses related to Seller’s failure to so comply and pay any tax liability of Seller. Without limiting the generality of the foregoing, not later than fifteen (15) days prior to the Closing Date, Seller shall file, and provide Purchaser with evidence of the filing of, a “Notice of Sale/Purchase of Business Assets” with the Illinois Department of Revenue (the “IDR”) in connection with the requirements of (x) the Illinois Income Tax Act, 35 ILCS 5/902(d) as amended, and (y) Section 5j of the Illinois Retailers’ Occupation Tax Act, 35 ILCS 120/5j, as amended (collectively, the “Illinois Tax Act”). In the event that the IDR either (i) issues a certificate(s) requiring withholding under the Illinois Tax Act with respect to the Closing (the “Certificate”) or (ii) fails to issue the Certificate, then Purchaser shall be entitled to withhold the amounts required pursuant to the Certificate or, in the event the Certificate is not issued, such other amounts reasonably necessary to comply with the requirements of the Illinois Tax Act (the “Withholding Amounts”) from the payment of the Purchase Price, which Withholding Amount shall be deposited at Closing with the Title Company pursuant to escrow instructions reasonably acceptable to Seller and Purchaser that shall provide for the release of the Withholding Amounts (including, without limitation, all earnings thereon) to Seller only upon the furnishing of a bulk sales release of stop order or other evidence that no further sums are required to be withheld by the IDR under the Illinois Tax Act. Seller and Purchaser shall reasonably cooperate in preparing the filings required hereunder and obtaining any such evidence and in causing the Withholding Amounts to be paid by the Title Company to Seller upon the furnishing of such evidence. In the event the Certificate is not obtained by the Closing Date originally scheduled hereunder, Seller shall have the right to extend the Closing Date for up to ten (10) business days to obtain the Certificate.

13.19 To the extent necessary to enable Purchaser to comply with any financial reporting requirements applicable to Purchaser and upon at least three (3) business days prior written notice to Seller, within seventy-five (75) days after the Closing Date, Seller shall reasonably cooperate (at no cost or liability to Seller) and allow Purchaser’s auditors to audit the trial balance related to the operation of the Property for the year prior to the Closing Date and for the portion of the calendar starting on January 1 through the Closing Date.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:		PURCHASER:

IAC 1000 COUNTY LINE L.L.C., a Delaware limited liability company		IPT O’HARE DC LLC, a Delaware limited liability company

By:	International Airport Centers L.L.C., a Delaware limited liability company, its Manager	By:	IPT Real Estate Holdco LLC, a Delaware limited liability company, its sole member

		By:	Industrial Property Operating Partnership LP, a Delaware limited partnership, its sole member

By:	/s/ Larry Krasner
Name:	Larry Krasner
Title:	President – CIO	By:	Industrial Property Trust Inc., a Maryland corporation, its general partner

		By:	/s/ Andrea Karp
		Name:	Andrea Karp
		Title:	SVP, Real Estate

Guarantor hereby executes this Agreement solely for purposes of acknowledging and agreeing to the terms and provisions of paragraph 13.9 of this Agreement:

INTERNATIONAL AIRPORT CENTERS L.L.C., a Delaware limited liability company

By:	/s/ Larry Krasner
Name:	Larry Krasner
Title:	President – CIO